Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 13, 2020 (September 22, 2020 as to the effect of the stock split described in Note 2), relating to the financial statements of Mission Produce, Inc. and subsidiaries, appearing in the prospectus filed by Mission Produce, Inc. and subsidiaries pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-248596).

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

October 5, 2020